Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our valuation letter dated April 3, 2007 to the Board of Directors of Marshall & Ilsley Corporation included in Annex F to the Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the transactions contemplated by the Investment Agreement, dated April 3, 2007, including the issuance and sale by Metavante Holding Company (“New Metavante”) to WPM, L.P. of shares of New Metavante’s Class A common stock, and (ii) the references to such valuation letter in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ Alexander P. Lynch
Name: Alexander P. Lynch Title: Managing Director

May 16, 2007